UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2021

INVO BIOSCIENCE, INC.

(Exact name of registrant as specified in charter)

Nevada	001-39701	20-4036208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5582 Broadcast Court Sarasota, Florida (Address of principal executive offices)	34240 (Zip Code)

Registrant’s telephone number, including area code: (978) 878-9505
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	INVO	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1934 (§240.12b-2 of this chapter) Emerging growth company ☐.

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 2, 2021, we entered into Amendment No. 1 to Distribution Agreement (the “Amendment”) with Ferring International Center S.A. (“Ferring”), which Amendment amended to terms of our November 12, 2018 Distribution Agreement with Ferring (the “Distribution Agreement”). Pursuant to the Amendment, Ferring agreed to purchase a 2,004 count of Product (i.e. 334 units of 6) for $501,000 pursuant to the Supply Agreement in March 2021, at which point the Minimum Annual Target for Calendar Year 2020 set forth in Section 2.4 of the Distribution Agreement will be deemed to be satisfied in full as a result of the purchase of such additional units of Product. Capitalized terms used and not otherwise defined have the meanings set forth in the Distribution Agreement.

In addition, the parties agreed to amend and restate Section 4.3 of the original Distribution Agreement as follows:

“Section 4.3         INVO Clinics. As a limited exception to the exclusive Product License, and subject to the terms and conditions of this Agreement, INVO shall be entitled, at its sole cost to establish INVO clinics that exclusively Commercialize INVO Cycles in the Territory in order to Commercialize the Product during the Term (the “INVO Clinics”) as follows: INVO may establish seven (7) INVO Clinics, upon not less than ninety (90) days’ advance written notice to Ferring of its intent to establish such an INVO Clinic, in locations where such INVO Clinic is under oversight, directorship, ownership, and/or control of a reproductive endocrinologist (REI); provided that, subject to the last sentence of Section 2.4(b), Ferring’s prior written consent shall be required for INVO to establish more than seven (7) INVO Clinics. For purposes of up to seven (7) INVO Clinics as contemplated immediately above, and otherwise subject to obtaining Ferring’s prior written consent, INVO shall be entitled to order and purchase Product solely from Ferring (the “Repurchased Product”) on the following terms: (a) INVO may not submit an order to purchase (when aggregated with all other orders to purchase during the immediately preceding 90 days) in the aggregate for more than ten percent (10%) of Ferring’s then-current inventory of the Product and (b) upon placing a purchase order with Ferring, INVO shall pay Ferring within thirty (30) days in immediately available funds the amount equal to One Hundred U.S. Dollars (US$100) more than the then-current purchase price of the Product per Product ordered pursuant to the Supply Agreement. Any Product revenue received by INVO from INVO Clinics shall be considered as INVO Revenue and counted towards Ferring’s satisfaction of the Minimum Annual Targets contemplated by Section 2.4(b). INVO, on behalf of itself and its Affiliates, hereby covenants and agrees to (i) exclusively require and promote use of the Ferring pharmaceutical product Menopur and, to the extent INVO determines it is reasonable and appropriate under Applicable Law, all of the Ferring Fertility Products (as and to the extent any pharmaceutical products intended for the Field are involved) in connection with the Product for all INVO Cycles performed in all INVO Clinics during the Term and (ii) provide Ferring with the opportunity to review, and reasonably comment on, and approve in a reasonable timeframe of all marketing materials to be used in connection with the INVO Clinics. Beginning on the Closing Date, INVO shall provide Ferring with annual reports summarizing its Commercialization activities for the Product at INVO Clinics in the Territory including a reasonably detailed report of revenue generated from INVO Clinics.”

The parties further agreed to amend and restate Section 7.2(b) of the Distribution Agreement to read as follow:

“(b)         Product Label Enhancement. Ferring shall pay to INVO a one-time, non-refundable and non-creditable additional payment of Three Million U.S. Dollars (US$3,000,000) within ten (10) Business Days following the date that the FDA approves the Product Label Enhancement pursuant to Section 3.1 at least three (3) years prior to the expiration of the Term; provided that, following any conversion of the Product License to the Non-Exclusive Territory License, such additional payment shall not be payable.”

The foregoing summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 8.01     Other Events

On March 8, 2021, we issued a press release titled “INVO Bioscience Expands Clinic Opportunity [Addressable Market] Under Amended U.S. Commercialization Agreement.”  A copy of the press release is filed hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01      Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 1 to Distribution Agreement
99.1	Press Release dated March 8, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INVO BIOSCIENCE, INC.

	By:	/s/ Steven Shum
	Name:	Steven Shum
	Title:	Chief Executive Officer

Dated March 8, 2021